Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Owens & Minor, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-32497, 33-41402, 333-106361, 333-124965, and 333-142716) on Form S-8 and registration statement (No. 333-198635) on Form S-3 of Owens & Minor, Inc. of our report dated February 23, 2015, with respect to the consolidated balance sheets of Owens & Minor, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Owens & Minor, Inc.

Owens & Minor, Inc. acquired Medical Action Industries, Inc. on October 1, 2014 and ArcRoyal on November 1, 2014, and management excluded from its assessment of the effectiveness of Owens & Minor, Inc.'s internal control over financial reporting as of December 31, 2014, Medical Action Industries, Inc.'s internal control over financial reporting associated with total assets of $269 million and total revenues of $40 million and ArcRoyal's internal control over financial reporting associated with total assets of $71 million and total revenues of $7 million included in the consolidated financial statements of Owens & Minor, Inc. as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of Owens & Minor, Inc. also excluded an evaluation of the internal control over financial reporting of Medical Action Industries, Inc. and ArcRoyal.

/s/ KPMG LLP
Richmond, Virginia
February 23, 2015